For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Net Income Increases 13.9% In Second Quarter 2003

BUFFALO, NY, July 23,2003: MOD-PAC CORP., (NASDAQ: MPAC) a specialized printer and manufacturer of paperboard packaging, today announced results for its second quarter ended June 28, 2003. MOD-PAC CORP. became a separately traded NASDAQ Company on March 14, 2003, when it was spun-off from Astronics Corporation in a tax-free distribution to the Astronics shareholders on the basis of one share of MOD-PAC capital stock for every two shares of Astronics capital stock. Per share amounts reported here reflect Astronics shares outstanding and common stock equivalents for the periods prior to the distribution factored by the distribution ratio.

For the quarter ended June 28, 2003, net sales increased 30.4% to $9.4 million compared with net sales of $7.2 million in the second quarter of 2002. This increase of $2.2 million was primarily a result of the $2.0 million increase in MOD-PAC’s short run commercial printing product line and a $0.2 million increase in its custom folding carton product line. Short run commercial print sales were $3.4 million and custom folding cartons were $3.7 million for the quarter. MOD-PAC’s sales of its stock boxes and its personalized printing product lines were stable.

Operating margins decreased slightly to 6.3% in the second quarter of this year from the 6.7% experienced in the same period in 2002. Gross margin was 23.0% in this report period compared with 23.6% in the second quarter of 2002. The company’s leverage from the additional sales was nearly offset by higher administrative employee costs due to the Company’s expansion and growth, as well as costs associated with the transition to and being an independent, public company. As a result, selling, general and administrative costs were only slightly improved to 16.7% of sales this quarter compared with 16.9% in the second quarter of 2002.

Interest expense increased to $58 thousand in the second quarter of 2003, compared with $4 thousand last year. This increase is primarily the result of the $10 million term-loan used to fund the capital expenditure program to expand the operation’s print capacity and install a 2-megawatt co-generation facility.

- MORE -

MOD-PAC CORP

Net Income Increases 13.9% in Second Quarter 2003 July 23, 2003

Net income for the second quarter of 2003 was up 13.9% to $345 thousand from $303 thousand in the second quarter of last year. Diluted earnings per share were up $0.02 to $0.09 for this year’s second quarter compared with $0.07 for the second quarter of 2002.

“Our strategy to use technology and the internet to gain market share continues to demonstrate its success through our growth in sales. The short run commercial print product line, which is driven through internet-based marketing, continues to lead our growth,” observed Daniel G. Keane, President and CEO, “This quarter, custom folding carton sales also improved 6% compared with last year and gives us confidence in the signals from our customers that there should be modest gains in custom folding carton net sales during the second half of 2003. We believe we have a distinct competitive advantage as a result of our application of process and computer technology in order to cost effectively produce short runs of highly variable print design on custom folding cartons for our customers.”

For the six months ended June 28, 2003, net sales increased 25.7% to $18.6 million compared with net sales of $14.8 million in the first half of 2002. This increase of $3.8 million was mainly a result of the $3.7 million increase in MOD-PAC’s short-run commercial printing product line.

Net income for the first half of 2003 was $872 thousand, 11.8% higher than the net income of $780 thousand in the first half of last year. Operating margins decreased in the first half of 2003 to 7.8% from the 8.4% experienced in the same period in 2002. Diluted earnings per share improved by $0.03 to $0.22 for the first half of this year compared with $0.19 in the first six months of 2002.

	CONSOLIDATED INCOME STATEMENT DATA

(in thousands, except per share data)			(Unaudited)
	Three Months Ended			Six months Ended

			%			%
			Increase/			Increase/
	6/28/03	6/29/02	(Decrease)	6/28/03	6/29/02	(Decrease)

Net sales	$9,414	$7,221	30.4%	$18,582	$14,784	25.7%
Cost of products sold	$7,245	$5,518	31.3%	$14,080	$11,147	26.3%
Selling, general and administrative	$1,572	$1,221	28.7%	$3,062	$2,403	27.4%
Interest expense, net	$58	$4	1350.0%	$68	$7	871.4%
Income before taxes	$539	$478	12.8%	$1,372	$1,227	11.8%
Income taxes	$194	$175	10.8%	$500	$447	11.9%
Net income	$345	$303	13.9%	$872	$780	11.8%
Earnings per share:
Basic	$0.09	$0.08	12.5%	$0.23	$0.19	21.1%
Diluted	$0.09	$0.07	28.6%	$0.22	$0.19	15.8%
Weighted average shares
outstanding
Basic	3,763	4,057		3,839	4,056
Diluted	3,794	4,154		3,893	4,163

- MORE -

MOD-PAC CORP
Net Income Increases 13.9% in Second Quarter 2003
July 23, 2003

CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	6/28/03	12/31/02

ASSETS:	(unaudited)

Cash	$381	$1
Accounts receivable	5,072	3,726
Inventories	3,448	2,868
Prepaids	482	87
Property, plant and equipment, net	27,285	22,671
Other assets	1,072	689

	$37,740	$30,042

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Notes payable and current maturities on long-term debt	$2,382	$630
Accounts payable and accrued expenses	2,899	2,136
Due to Astronics Corporation	187	-
Long-term debt	9,068	4,412
Other liabilities	2,746	2,475
Shareholders’ equity	20,458	20,389

	$37,740	$30,042

CASH FLOW DATA

(in thousands)	(unaudited)
	Six months Ended
	6/28/03	6/29/02

Cash provided by operating activities
Net income	$872	$780
Depreciation & other noncash items	1,962	1,751
Change in working capital items	(1,371)	(502)

Cash provided by operating activities	1,463	2,029
Cash used in investing activities	(6,504)	(1,038)
Cash provided by (used in) financing activities	5,421	(991)

Net increase in cash	380	-
Cash at beginning of the year	1	1

Cash at end of period	$381	$1

INVESTORS CONFERENCE CALL

MOD-PAC will host a Second Quarter Earnings conference call today at 1:30 p.m. EDT. To participate in the teleconference, please dial : (303) 262-2211 approximately 10 minutes prior to the start of the teleconference:

A replay of the teleconference will be available commencing one hour after the end of the teleconference until Tuesday July 29, 2003 at 11:59 p.m. ET. The instant replay number is

(303) 590-3000, and the pass code is # 544606. An archive and transcript of the teleconference will also be available at www.modpac.com.

MOD-PAC CORP. is a specialized printer and designer and manufacturer of paperboard packaging. Paperboard packaging products include custom and standard design folding cartons for the healthcare, pharmaceuticals, confectionary and automotive sectors. Specialized printing serves the short run commercial printing needs for the small office/home office market with products such as business cards and direct mail marketing literature, and personalized printed products for social occasions such as invitations and napkins. Its strategy is to grow its global market share by

- MORE -

MOD-PAC CORP

Net Income Increases 13.9% in Second Quarter 2003 July 23, 2003

leveraging its operational expertise to provide low cost, quality products to meet the needs of the customer through dramatically reduced cycle times relative to industry standards.

Additional information on MOD-PAC can be found at their website: http://www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the ability of the Company to continue to gain market share, the success of the application of technology in its marketing and printing processes, the likelihood that folding carton packaging sales will increase in the second half of the year, and other factors which are described in MOD-PAC’s report on Form 10 on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.